Exhibit 99.1

FOR IMMEDIATE RELEASE

MIDLAND STATES BANCORP, INC. INCREASES

COMMON STOCK CASH DIVIDEND TO $0.32 PER SHARE

AND DECLARES PREFERRED STOCK DIVIDEND

Effingham, IL, August 5, 2025 – Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.32 per share of its common stock, an increase of 3.2% from the previous quarterly cash dividend of $0.31 per share. The dividend is payable on August 22, 2025 to all shareholders of record as of the close of business on August 15, 2025.

The Board of Directors also declared a cash dividend of $0.4844 per depository share on its 7.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A. The dividend will be payable on September 30, 2025 to stockholders of record as of September 15, 2025.

Jeffrey G. Ludwig, President and Chief Executive Officer of the Company, said, “This dividend declaration represents the 25th consecutive year that Midland States Bancorp has increased its quarterly cash dividend. The bank’s capital ratios remain at strong levels, while earnings and asset quality improved significantly in the second quarter and should remain on a positive trajectory moving forward. Increasing our quarterly dividend is an important part of our capital return to shareholders, but notably we continue to retain a sufficient amount of capital to increase our ratios and support further growth of Midland’s community banking franchise.”

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of June 30, 2025, the Company had total assets of approximately $7.11 billion, and its Wealth Management Group had assets under administration of approximately $4.18 billion. The Company provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

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CONTACTS:

Eric T. Lemke, Chief Financial Officer, at elemke@midlandsb.com or (217) 342-7321